BOATRACS, INC.
                6440 Lusk Boulevard, Suite D-201
                  San Diego, California, 92121

                    NOTICE OF ANNUAL MEETING
                         OF SHAREHOLDERS
                   TO BE HELD ON MAY 11, 1998


     The Annual Meeting of the Shareholders ("Annual Meeting") of
BOATRACS, Inc., a California corporation (the "Company"), will be held at QUALCOMM, Inc., 6455 Lusk Boulevard, San Diego,
California 92121 on May 11, 1998, at 2:00 p.m. for the following purposes:

     1. To elect seven directors of the Company, all of whom shall serve until the 1999 Annual Meeting of Shareholders (and until the election and qualification of their successors);

    2. To consider and act upon a proposal to ratify and approve an amendment to the BOATRACS, Inc. 1996 Stock Option Plan increasing the number of shares to 2,000,000; and

     3. To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 23, 1998, as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the Annual Meeting, please sign and date the enclosed Proxy and return it as promptly as possible in the enclosed pre-addressed and postage paid envelope. The prompt return of Proxies will ensure a quorum and save the Company expense of further solicitation. Any shareholder returning the enclosed Proxy may revoke it prior to its exercise by voting in person at the Annual Meeting or by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date.

                              By Order of the Board of Directors,


                              Michael Silverman
                              Chairman
San Diego, California
April 2, 1998

                         BOATRACS, INC.
                 6440 Lusk Boulevard, Suite D201
                   San Diego, California 92121

                         PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON MAY 11, 1998


I.  PROXIES

This Proxy Statement is furnished in connection with the solicitation of Proxies by or on behalf of the Board of Directors ("Board") of BOATRACS, Inc., a California corporation (the "Company"), for use at the Company's 1998 Annual Meeting of Shareholders to be held on May 11, 1998, at QUALCOMM, Inc., 6455 Lusk Boulevard, San Diego, California 92121 at 2:00 p.m., and at any and all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Any Shareholder may revoke his or her proxy by delivering written notice of revocation to the Secretary of the Company at its principal office, 6440 Lusk Boulevard, Suite D201, San Diego, California 92121, by a delivery of proxy bearing a later date, or by attendance at the Annual Meeting and voting in person.

This Proxy Statement and the Annual Report of the Company for the year ended December 31, 1997, will be mailed on or about April 2, 1998, to each shareholder of record as of the close of business on March 23, 1998.

The solicitation of proxies is being made only by use of the mails. The cost of preparing, assembling and mailing these proxy materials will be paid by the Company. Following the mailing of this Proxy Statement, Directors, officers and regular employees of the Company may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional
compensation for such services.   Brokerage houses and other
nominees, fiduciaries and custodians nominally holding shares of the Company's common stock of record will be requested to forward proxy soliciting material to the beneficial owners of the shares, and will be reimbursed by the Company for their reasonable out-of pocket expenses incurred in forwarding these materials.

 When your proxy is returned properly signed, the shares represented will be voted in accordance with your directions. Where specific choices are not indicated, proxies will be voted in favor of the seven persons nominated to be directors in Proposal One and in favor of Proposal Two. If a proxy or ballot indicates that a shareholder or nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, and those shares will not be reflected in the final tally of the votes cast with regard to that proposal, although such shares will be counted as in attendance at the Annual Meeting for purposes of determining a quorum. Additionally, broker non-votes are not counted as votes cast on any matter to which they relate.

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business.

Holders of Common Stock are entitled to one vote per share on all matters brought before the Annual Meeting and to cumulate votes for the election of directors. A shareholder may not cumulate votes unless the shareholder has announced at the Annual Meeting the intention to do so before the voting has begun, but if any shareholder makes such an announcement, all shareholders may cumulate votes. Cumulative voting rights entitle a shareholder to give one nominee as many votes as are equal to the number of directors to be elected, multiplied by the number of shares owned by the shareholder, or to distribute his or her votes as the shareholder sees fit among two or more nominees on the same principle, up to the total number of nominees to be elected. The seven nominees for director receiving the highest number of votes at the Annual Meeting from the holders of Common Stock will be elected.

An affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required for approval of Proposal
Two.

Directors and officers beneficially own approximately 60% of the outstanding shares of Common Stock. The directors and officers have indicated that they intend to vote for each of the nominees for director and in favor of Proposal Two. Therefore, in the absence of cumulative voting, the election of each nominee as a director is assured. Further, the approval of Proposal Two is assured.

II. Voting Securities and Principal Holders

 The Company had 15,841,377 shares of Common Stock, no par value (the "Common Stock"), outstanding as of March 23, 1998. Holders of record of shares of the Common Stock at the close of business on March 23, 1998, will be entitled to notice of and to vote at the Annual Meeting and will be entitled to one vote for each such share.

Set forth below is certain information concerning the ownership of the Company's Common Stock as of March 23, 1998, by (i) all persons known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons named have sole voting and investment power with respect to the securities owned by them.

Name and Address         Number of Shares           Percent of
of Shareholder(1)        Beneficially Owned       Outstanding
Shares

QUALCOMM Incorporated         1,112,265                 7%
 6455 Lusk Boulevard
 San Diego, CA 92121

Michael Silverman             3,954,317                 25
Jon Gilbert                   3,836,800                 25
Annette Friskopp                447,931                 3
Giles Bateman                   669,825                 4
Luis Maizel                     104,921(2)              *
Mitchell Lynn                   127,500(3)              *
Julius Trump                     90,000(4)              *
Daniel Negroni                   15,000                 *
Charles Drobny, Jr.             306,000(5)              *
Curt McLeland                         0                 *
 All Directors and Executive
Officers as a group
(10 persons)(6)               9,552,294                 60%
_____________________

(1) The address for all directors and executive officers is 6440 Lusk Boulevard, Suite D-201 San Diego, California, 92121
(2) Includes 83,600 shares held by the Maizel Family Trust of which Mr. Maizel is a trustee and 15,321 shares held in a Retirement Plan for which Mr. Maizel is a trustee.
(3) Includes 30,000 shares held in trust for children which Mr. Lynn disclaims beneficial ownership of. The number also includes 50,000 options issued under a Non-Circumvention Agreement dated January 9, 1996 at $1.50 per share.
(4) Represents shares indirectly owned by a Trust of which Mr. Trump or members of his family may become beneficial owners. Mr. Trump disclaims beneficial ownership of such shares
(5) 300,000 of the shares represent restricted stock granted under an agreement. These shares are subject to repurchase under certain conditions.
(6) Includes shares issuable upon the exercise of options within sixty days of March 23, 1997, as follows: Ms. Friskopp, 70,000 shares; Mr. Bateman, 6,000 shares and Mr. Maizel, 6,000 shares.
*     Less than 1%

III. Election Of Directors

The persons named below have been nominated by management for election as directors of the Company to serve until the 1999
Annual Meeting of Shareholders or until their respective successors are duly elected and qualify.

Unless otherwise instructed, the enclosed proxy will be voted for election of the nominees listed below, except that the persons designated as proxies reserve full discretion to cast their votes for another person recommended by management in the unanticipated event that any nominee is unable to or declines to serve.

Name of Nominee          Age       Position with the Company

Michael Silverman        53        Chairman, Director

Jon Gilbert              54        Chief Executive Officer,
                                   President, Director

Annette Friskopp         34        Secretary, Director

Giles Bateman            53        Director

Luis Maizel              47        Director

Mitchell Lynn            49        Director

Julius Trump             54        Director

Mr. Silverman formed BOATRACS, Inc in 1990 ("Old BOATRACS") and served as its Chairman, Chief Executive Officer, President and a director of that company from its inception until the merger of Old BOATRACS with the Company (the "Merger") on January 12, 1995, at which time he assumed the same positions with the Company.
Mr. Silverman served the Company as President and Chief Executive Officer from the date of the Merger until October, 1997. Mr. Silverman is a Chartered Accountant (South Africa) and received a Master of Business Administration degree from Stanford University.

Mr. Gilbert joined the Company as its President, Chief Executive Officer and director in October, 1997. Mr. Gilbert was with Maintenance Warehouse the previous 12 years and held several executive positions, including the title of Chief Executive Officer. Mr. Gilbert earned a Bachelor of Science Degree from UCLA. In addition to being a Certified Public Accountant, he holds a Masters in Accounting Degree.

Ms. Friskopp joined Old BOATRACS in 1991 as Senior Vice President of Production, Development and Operations and assumed her present positions with the Company following the Merger. She became a director of the Company at the Merger. Prior to joining Old BOATRACS, Ms. Friskopp attended Harvard Business School where she earned a Master of Business Administration. Ms. Friskopp holds a Bachelor of Science degree in Accounting with emphasis on International Business from the University of Nebraska and she has credits from other universities for her studies in Europe and Asia. She is a Certified Public Accountant and previously worked in the audit division of Price Waterhouse.

Mr. Bateman was elected a director of Old BOATRACS in 1994 and became a director of the Company upon the Merger. Since 1991, Mr. Bateman has served as a director of Comp USA, a superstore computer retailer, and has served as that company's chairman since 1993. Mr. Bateman was a co-founder of The Price Company and served as chief financial officer and a director of that company from 1976 to 1991 and as vice chairman from 1986 to 1991.

Mr. Maizel became a director of the Company in October 1995. For more than the past five years, Mr. Maizel has been president of LM Advisors, LM Capital Management, money management firms and a board member of several financial and commercial corporations in the U.S. and Mexico. He was born and raised in Mexico City, holds a BS in Mechanical Electrical Engineering, an MS in Industrial Engineering from the National University of Mexico and an MBA from Harvard Business School where he also was a faculty member.

Mr. Lynn became a director of the Company in June, 1997. He is also President and Managing Director of Combined Resources International, a manufacturer of picture frames and other items. Mr. Lynn was President of The Price Company, a San Diego based warehouse club retailer from 1990-1993 and later senior executive vice president of Price/Costco until he resigned in 1994. He is a California Certified Public Accountant and holds MBA and BA Degrees in Economics from UCLA.

Mr. Trump became a director of the Company in June, 1997. He has served as Chairman or Co-Chairman of The Trump Group (a private investment group) for more than 5 years. In addition, mr. Trump served as Chairman of the Board and Chief Executive Officer of CSK Auto Corporation (a retailer of automotive parts and accessories) for more than 5 years prior to his resignation in January 1997, and continues to serve as a director of CSK Auto Corporation.

There are no family relationship between any of the Company's directors and officers. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any person has been elected or nominated as a director or executive officer. All directors and executive officers serve for a term of one year until the next Annual Meeting of Shareholders.

During the year ended December 31, 1997, the Board held four meetings where all directors were present except Ms. Friskopp who missed two meetings and Mr. Maizel and Mr. Trump who each missed one meeting. The Company presently has a Compensation Committee of the Board consisting of Giles Bateman, Michael Silverman, and Mitchell Lynn. The Compensation Committee's primary function is to establish compensation for employees and effect promotions. The Audit Committee, consisting of Mitchell Lynn, Giles Bateman and Norman Kane, advises the Board as to the selection of the Company's independent accountants. A decision to replace Dr. Kane on the Audit Committee has not been made. During 1997, the Compensation Committee met three times and the Audit Committee did not meet, although audit issues were discussed by the committee at a regular Board meeting.

 IV. Executive Compensation

Executive Compensation

The following table sets forth for the years indicated certain compensation of the Company's Chairman and the persons occupying the office of Chief Executive Officer and the Company's executive officers of the Company who actually earned or who were paid on a basis of more than $100,000 in salary and bonuses in such years.

SUMMARY COMPENSATION TABLE
                                                            No. of shares
Annual Compensation                                         underlying
Principal Position       Year      Salary         Bonus     Options

Michael Silverman        1997      $103,291(1)    $0
Chairman, Director       1996      $100,000       $0
                         1995      $100,000       $0

Jon Gilbert              1997      $26,154(2)     $0
President, Chief Executive
Officer, Director

Annette Friskopp         1997      $130,769    $49,350
Executive Vice           1996      $124,961    $31,950        250,000
President, Secretary,    1995      $107,654    $31,800
Director

Daniel Negroni           1997       $19,885 (2)    $0         100,000
Vice President,
Domestic Sales

Charles Drobny, Jr.      1997      $25,000(3)     $0
Vice President,
Applications Development

________________
(1) Mr. Silverman was the president and chief executive officer of the Company until October, 1997. He currently serves as Chairman of the Board at a salary of $120,000.

(2) Mr. Gilbert and Mr. Negroni joined the company during October, 1997. Mr. Gilbert's annual salary is $120,000 and Mr.
Negroni's annual salary is $110,000.

(3) Mr. Drobny became Vice President effective November 1, 1998 through an acquisiton of his company MED Associates.


The Company entered into an employment agreement with Michael Silverman, effective January 1, 1995. Under the agreement, Mr. Silverman's annual base compensation was $100,000 subject to increases in the Board's discretion. Mr. Silverman's base compensation is currently $120,000 annually. The employment agreement automatically renews for successive one-year periods unless terminated, and is terminable by the Company at any time for good cause as defined in the agreement.

Effective October 2, 1997, the Board entered into an employment agreement with Jon Gilbert pursuant to which Mr. Gilbert serves as President and Chief Executive Officer.  Mr. Gilbert received a
base compensation of $120,000 annually.   The agreement has a one-
year term and automatically renews annually for successive one-year periods unless terminated, and is terminable by the Company for good cause as defined in the agreement.

In connection with the Restricted Stock Purchase Agreement between the Company and Jon Gilbert described below under "Certain Transactions," in the event that the Company terminates the employment of Mr. Gilbert without cause, the Company may be obligated to repurchase up to 2,416,665 shares of Common Stock from Mr. Gilbert for a price equal to the outstanding principal and interest due under the Promissory Note entered into in connection with the transaction.

In connection with the Company's purchase of MED Associates, Inc. ("MED") in November , 1997, the Company entered into a four-year employment agreement with Charles J. Drobny, Jr., MED's founder. Under the terms of the employment agreement, Mr. Drobny will be paid base compensation of $150,000 for two years and $180,000 for the following two years. Mr. Drobny may receive, at his election, up to $30,000 per year in the form of shares of the Company's Common Stock for the first two years, and up to $60,000 per year in the form of shares for the second two years.

The Company has entered into an Addendum to Stock Issuance/Employment Agreement effective January 21, 1991, and amended July 1995, whereby Annette Friskopp's salary from April to December 1995 was $108,000 and after December 1995 increased to $120,000 per annum. In addition, beginning January 1995, she became entitled to a bonus for each unit sold to an end user. In addition, the Agreement granted Ms. Friskopp an option to acquire 100,000 additional shares of capital stock, which has been treated as being a grant pursuant to the Company's 1996 Stock Option Plan at a price equal to the fair market value of such shares on the date of grant. In December 1996, Ms. Friskopp was awarded an option to purchase 150,000 shares of the Company's common stock at an exercise price of $1.125 per share. The options will vest 20% annually over five years.

The following table sets forth the information concerning individual grants of stock options and appreciation rights during the last fiscal year to the Company's chief executive officer and the executive officers of the Company who earned more than $100,000 last year.

OPTION GRANTS IN LAST FISCAL YEAR
(Individual Grants)

                                   Percent Of
                    Number of      Total Options
                    Securities      Granted
                    Underlying      To Employees     Exercise Or    Expiration
                    Options        In Fiscal Year    Base Price
Name                Granted (#)                      ($/Share)

Michael Silverman    -----              -----                         -----

Jon Gilbert          -----              -----                         -----

Annette Friskopp     -----              -----                         -----

Daniel Negroni      100,000             85%             $1.25         2004

Charles Drobny, Jr.  -----              -----                         -----

The following table sets forth the information concerning each exercise of stock options during the last fiscal year by each of Company's chief executive officer and the executive officers of the Company who earned more than $100,000 last year and the fiscal year value of unexercised options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

                                       Number Of
                                       Securities             Value Of
                                       Underlying             Unexercised
                    Shares             Unexercised            In-The-Money
                    Acquired           Options                Options
                    On       Value     At FY-End (#)          At FY-End(S)
                    Exercise Realized  Exercisable/           Exercisable/

Name                  (#)       ($)    Unexercisable          Unexercisable

Michael Silverman    -----    -----       -----                 -----

Jon Gilbert          -----    -----       -----                 -----

Annette Friskopp      -0-      N/A     50,000/230,000         $68,125/272,500

Daniel Negroni       -----    -----         0/100,000              $0/118,750

Charles Drobny, Jr.  -----    -----        -----                 -----

Compensation Committee Interlock and Insider Participation

During fiscal year 1997, Michael Silverman, an officer of the Company, participated in Board deliberations concerning executive officer compensation.

Director Compensation

Non-employee directors of the Company receive $500 for each Board meeting they attend. Directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings. Non-employee directors participate in the 1996 Stock Option Plan. Non-employee directors Messrs. Bateman, Kane and Maizel have received 10,000 options at $1.00 each and 10,000 shares at $1.25. Mr. Lynn and Mr. Trump received 10,000 options at $1.19.

Compliance with Section 16(a) of the Securities Exchange Act of
1934.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all
Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company and information involving securities transactions of which the Company is aware, the Company believes that during the fiscal year ending December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial shareholders were complied with.

V.  Certain Transactions

The Company has a number of contractual relationships with QUALCOMM, Incorporated, which owns 1,112,265 shares (7%) of the outstanding Coming Stock.

The Company entered into a License Agreement and Distribution Agreement dated June 13, 1990, which grants the Company certain exclusive rights to distribute QUALCOMM'A OmniTRACS System for marine applications in the coastal waters of the United States and the Atlantic and Pacific Oceans. This agreement has been amended from time to time. The agreement has an initial term of five years and three five-year extensions. The Company exercised its first extension in 1995, which will continue until 2000.

In March, 1997, the Company's wholly owned subsidiary Boatracs (Europe) B.V. signed a five year Sub-Service Provider Agreement with ALCATEL QUALCOMM, a French joint venture company of the ALCATEL Group and QUALCOMM. The agreement appoints BOATRACS to be the maritime distributor under a similar basis that it operates in the United States by providing maritime satellite-based communications and tracking of vessels to certain countries in Europe.

During 1995, the Company entered into a note receivable agreement with Michael Silverman, then the Company's President and Chief Executive Office, under which the Company agreed to advance up to $369,230. Advances were secured by an agreed upon offset to Mr. Silverman's deferred compensation. The advances bore interest at 5.5% and were due on demand. Mr. Silverman's deferred compensation and the note were fully repaid on December 31, 1997, in accordance with the note receivable agreement.

In October, 1997, the Company entered into a Restricted Stock Purchase Agreement with Jon Gilbert, the Company's current President and Chief Executive Officer, and a related Promissory Note and Pledge Agreement. Under the Restricted Stock Purchase Agreement, Mr. Gilbert purchased 2,900,000 shares of Common Stock for $2,320,000 ($.80 per share). Mr. Gilbert paid $389,085 in cash and the remaining $l,930,915 by a promissory note bearing interest at a rate of 5.77%. The promissory note is secured by 2,416,665 of the purchased shares. The note is payable in four semi-annual installments of $420,241, with all remaining principal and accrued interest due April 15, 2000. See also under "Executive Compensation."

Effective November 1, 1997, the Company purchased certain assets and liabilities of MED Associates, Inc. ("MED") for $500,000 cash, and 300,000 shares of common stock. The stock payment is subject to an option in favor of the Company exercisable if MED does not achieve certain target earnings level for the 1998 fiscal year and the 300,000 share payment is subject to a reduction of one share for every dollar by which MED earnings fall short of the target. Charles J. Drobny, Jr., MED's founder, became Vice President of Applications Development of the Company.

VI.  Approval of Amendment to 1996 Stock Option Plan

The Board has approved an amendment to the 1996 Stock Option Plan ("Plan") to increase the shares authorized under the Plan to 2,000,000 shares of Common Stock. Prior to this amendment there were 1,000,000 shares authorized under the Plan. A summary of the Plan follows, but shareholders should read the entire Plan attached to this Proxy Statement as Appendix I for a full understanding of the Plan.

Options and Shares

Shares purchased upon exercise of options granted under the Plan may be composed of authorized and unissued shares. If an option granted under the Plan expires or is otherwise terminated prior to exercise, the shares subject to that option will become available for future grants under the Plan. The total number of shares subject to outstanding options under the Plan or under any other stock option or similar plan may not exceed 30% of the total number of shares of Common Stock outstanding on the date of the grant of any option under the Plan.

Administration

The Plan is administered by the Board of Directors or by a committee designated by the Board consisting of at least two directors  who  are  not  also  employees  of  the  Company  (the
"Committee"). The committee consists of Giles Bateman and Mitchell Lynn. The structure of the Committee may be changed as necessary to comply with any future changes in tax or securities laws or regulations. For convenience, the following summary refers to the Committee as the administering body under the Plan, although the Plan may be administered by the Board as a whole. The Committee has authority consistent with the provisions of the Plan to establish the terms of the stock options granted, to establish rules and regulations appropriate for Plan administration and to interpret and make determinations under the Plan.

Stock Options and Participation

Options issued under the Plan may be either incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options ("Non-Qualified Options"). The differences between these options are discussed below. Persons who receive options pursuant to the Plan are referred to as either "optionees" or "grantees."

The Committee may grant Non-Qualified Options to any person who has or has agreed to have any of the following relationships ("Relationships") with the Company or any of its subsidiaries: officer, employee, consultant, adviser, independent contractor or agent. The Committee may grant Incentive Options to any officer or other employee of the Company or any of its subsidiaries. The amendment of the Plan will most likely benefit the current executive officers and directors of the Company; however, because of the discretionary nature of the Plan, the Company cannot at this time determine the amount of benefit to any particular executive officer or director or to all executive officers and directors as a group.

Options granted under the Plan will generally expire 7 years after the grant date. Options may terminate prior to their expiration date if the Relationship between the optionee and the Company terminates prior to the expiration date (see below). Incentive Options issued to persons who own more than 10% of the outstanding Common Stock of the Company on the date of the grant will expire 5 years after the grant date.

Incentive Options granted under the Plan will be exercisable as follows: 20% percent of the shares subject to the option ("option shares") may be purchased beginning on the first anniversary after the grant and an additional 20% of the shares will become available for purchase after each successive one year anniversary. Accordingly, all option shares will be available for purchase (to the extent not previously purchased) on the fifth anniversary of the grant date. Non-qualified options will be exercisable over a 5 year period as determined by the Committee, but they will be exercisable at a minimum rate of 20% of the option shares per year. Once an option is exercisable, an optionee may exercise all or any part of the option which is then exercisable.

The exercise price of Incentive Options must be at least 100% of the fair market value of the Common Stock on the grant date, or at least 110% of the fair market value in the case of Incentive Options granted to a person who owns more than 10% of the outstanding Common Stock. The purchase price for shares subject to a Non-Qualified Option must be at least 85% of the fair market value of the Common Stock on the grant date. A grantee exercising an option must pay the exercise price plus withholding tax due at the time of exercise. This amount may be in cash or in shares of the Common Stock valued at the then current fair market value of such shares, or a combination of both. The Committee may in its discretion allow other forms of payment.

Options granted under the Plan may not be transferred or assigned except upon the death of the optionee, by will or by the laws of descent. Upon the termination of an optionee's Relationship with the Company by reason other than death or disability, his or her options will automatically terminate 30 days from the date the Relationship terminates. During this 30-day period, the optionee may exercise his or her options to the extent the options were exercisable on the date of termination of the Relationship. The optionee will also be entitled to exercise a percentage of the options that are not yet exercisable as determined by a formula based on the length of service during each period that the options become exercisable.

Unless the Committee expressly determines otherwise, any options granted to a person whose relationship with the Company terminates because of death or disability will terminate six months after the date of death or disability. (If an option would have expired before six months after death or disability, it will terminate on its natural expiration date.) The options will be exercisable during the 6-month period to the extent they were exercisable on the date of death or disability. The optionee will also be entitled to exercise a percentage of the options that are not yet exercisable as determined by a formula based on the length of service during each period that the options become exercisable. If the Relationship is terminated by death, the option may be exercised by the heir or devisee of the optionee.

These and other terms and conditions of the options will be reflected in an agreement entered into between the Company and the optionee at the time an option is granted to the optionee.

Term and Amendment

The Plan became effective December 7, 1995 and will terminate February 8, 2004 or when all shares available under the Plan have been distributed. The Board of Directors may modify or discontinue the Plan at any time, but no modification may adversely affect any outstanding grant unless the recipient of that grant gives written consent. Amendments which (i) materially increase the benefits accruing to participants under the Plan,
(ii) increase the number of shares of Common Stock which may be issued under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, will require shareholder approval unless such changes are required to comply with federal or state securities laws.

Adjustments

The number of shares available under the Plan and the number and the exercise price of shares underlying outstanding options will be adjusted appropriately in the event of a merger, reorganization, reclassification, stock split, stock dividend or other similar transaction which affects all shares of Common Stock.

If the Company dissolves, sells all of its assets or mergers with another company where the Company is not the surviving company, the Plan and each outstanding option will terminate. In that event, the surviving or acquiring company may at its option issue to the optionees under the Plan comparable replacement options to purchase common stock in the surviving or acquiring company. If the surviving or acquiring company does not issue replacement options, all options then outstanding under the Plan will become fully exercisable immediately before the effective date of the transaction, even if those options would not have otherwise been fully exercisable as of the date of the transaction.

Certain Federal Income Tax Consequences

The following is a summary of the federal income tax consequences to both the grantee and the Company of options granted under the Plan. Because tax laws vary in their applicability to different individuals, and because they are subject to change at any time, the Company urges persons granted options under the Plan to seek advice from their own tax advisers concerning the options.

Incentive Options. The Company believes that Incentive Options granted under the Plan will qualify as incentive stock options under Section 422 of the Code. The following summarizes the principal federal income tax aspects of Incentive Options.

In general, an optionee does not recognize income at the time an Incentive Option is granted or at the time it is exercised. If the optionee does not sell or otherwise dispose of the shares received upon exercise of an Incentive Option either within two years from the grant date or one year from the exercise date, the optionee will recognize long- term or medium-term capital gain or loss when the optionee disposes of the shares. The gain or loss will be measured by the difference between the exercise price and the sale price of the shares.

If the optionee sells or disposes of shares acquired upon exercise of an Incentive Option before the expiration of either of the one-year or two-year holding periods described above (a "disqualifying disposition"), the difference between the exercise price and the fair market value of the shares at the time of exercise will be taxable as ordinary income in the year the shares were sold. The optionee will also recognize a capital gain or loss representing the difference between the sale price of the shares and the option exercise price. In most situations, a disqualifying disposition of the shares acquired upon exercise causes part of the profit realized upon sale to be taxed as ordinary income rather than as capital gain. For most taxpayers, this means a higher tax rate and a loss of the ability to offset some of the gain against other capital losses.

If an optionee elects to pay part or all of the exercise price through a tender of the Common Stock acquired on exercise, this will cause a disqualifying disposition of the shares actually tendered to pay the exercise price.

The Company will not be allowed a deduction for federal income tax purposes at the time of the grant or exercise of an Incentive Option. To the extent any optionee recognizes ordinary income as a result of a disqualifying disposition, the Company will generally be entitled to an offsetting deduction of the amount recognized by the employee as ordinary income.

Non-Qualified Options. An optionee does not recognize income at the time a Non-Qualified Option is granted. An optionee will recognize ordinary income at the time he or she exercises a Non-Qualified Option. The income recognized will be equal to the difference between the exercise price and the fair market value of the shares on the exercise date.

The Company generally will be entitled to an offsetting federal income tax deduction in the year an optionee recognizes ordinary income from the exercise of a Non-Qualified Option.

When an optionee sells Common Stock acquired by exercise of a Non-Qualified Option, he or she will recognize a capital gain or loss equal to the difference between the sale price of the stock and the option exercise price. Assuming the shares were held as a capital asset, the gain or loss will be long-term, medium-term or short- term depending on how long the shares were held.

The Company will in most cases have a legal obligation to withhold for taxes due upon the exercise of a Non-Qualified Option by an employee of the Company. Where withholding obligations apply, the Company will require the optionee to pay such amounts on exercise, or the Company may at its option offset the withholding amount against salary or other payments due to the optionee.

Vote Required

Approval of the amendment to the Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock which are present or represented by proxy at the Annual Meeting.

Board Recommendation

     Because each of the directors may receive options under the Plan if the shareholders approve the amendment to the Plan, the Board has a conflict of interest in connection with the Plan amendment. Nonetheless, the Board believes that adoption of the amendment to the Plan will help the Company attract and retain qualified individuals to serve as employees, consultants and directors of the Company. The Board also believes the amendment will give the Board and the Compensation Committee additional flexibility to structure compensation packages to better align the financial interests of the Company's directors, officers and employees with those of the Company's shareholders. Accordingly, the Board unanimously recommends a vote FOR the approval of the amendment to the Plan.

VII.  Date for Submission of Shareholder Proposals
For 1999 Annual Meeting

Any proposal relating to a proper subject which a shareholder may intend to present for action at the 1999 Annual Meeting of Shareholders and which such shareholder may wish to have included in the Company's proxy materials for such meeting must, in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, be received in proper form by the Company at its principal executive office not later than December 1, 1998. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

VIII. Other Business

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act, and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

     By Order of the Board of Directors,

     MICHAEL SILVERMAN
     Chairman of the Board



San Diego, California
April 2, 1998